STANDBY BOND PURCHASE AGREEMENT


                                  dated as of

                                 June 28, 2000

                                    between


                             THE BANK OF NEW YORK

                                  as Trustee,



                                      and


                        FGIC SECURITIES PURCHASE, INC.

                        STANDBY BOND PURCHASE AGREEMENT


                               TABLE OF EXHIBITS




EXHIBIT 1 -    NOTICE OF PURCHASE

EXHIBIT 2 -    TERMINATION NOTICE

EXHIBIT 3 -    NOTICE ADDRESSES

EXHIBIT 4 -    PAYMENT AGREEMENT

                        STANDBY BOND PURCHASE AGREEMENT


         STANDBY BOND PURCHASE AGREEMENT (the "Agreement") dated as of June 28, 2000 between The Bank of New York, as Trustee ("Trustee"), and FGIC SECURITIES PURCHASE, INC., a Delaware corporation (the "Corporation").

         WHEREAS, the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College (the "Issuer") has issued simultaneously herewith $27,000,000 aggregate principal amount of its Auxiliary Revenue Bonds, Series 2000 (herein collectively called the "Variable Rate Bonds") pursuant to Sections 2181 through 2193 and 3351(A)(4) of Title 17 (La. R.S. 17:2181 through 2193 and 17:3351(A)(4)), Chapters 13, 13-A and 14-A of Title
39 of the Louisiana Revised Statutes of 1950, as amended, and Article VII,
Section 6(C) of the Constitution of the State of Louisiana of 1974 (collectively, the "Act"), and issued under the Issuer's Sixth Supplemental Resolution adopted April 14, 2000, supplementing the General Bond Resolution adopted on June 17, 1994, as amended on the date hereof (collectively, the "Authorizing Documents");

         WHEREAS, the Authorizing Documents provide that the holders of the Variable Rate Bonds bearing interest at a Daily Rate, a Weekly Rate, a Commercial Paper Rate or a Term Rate shall have the option, upon the satisfaction of certain conditions, to tender such Variable Rate Bonds to the Trustee for purchase, upon notice to the Trustee as provided for in the Authorizing Documents and, under certain circumstances, may be required to tender such Variable Rate Bonds for purchase thereof in accordance with the terms of the Authorizing Documents; and

         WHEREAS, the Corporation has agreed to purchase tendered Variable Rate Bonds bearing interest at a Daily Rate and a Weekly Rate pursuant to the terms of this Agreement, as consideration for (i) the Corporation's status under the Authorizing Documents as a Bondholder of such purchased tendered Variable Rate Bonds entitled to the payments as a special obligation of the Issuer of principal, interest (at the Provider Rate prescribed herein), and the fees and expenses described herein; (ii) the Corporation's entitlement with respect to such purchased Variable Rate Bonds to exercise, subject to the provisions hereof, all rights and remedies afforded Bondholders under the Authorizing Documents; and (iii) the execution and delivery by Issuer and the Trustee of the Payment Agreement dated as of June 28, 2000 (the "Payment Agreement") in the form attached hereto as Exhibit 4;

         NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

         Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

         "Authorized Representative" means any official of the Trustee or its agents duly authorized and empowered to execute and deliver this Agreement and all certificates or other documents connected herewith or in connection with the issuance, sale and subsequent disposition of the Variable Rate Bonds.

         "Available Commitment" as of any day means the sum of the Available Principal Commitment and the Available Interest Commitment, in each case as of such day.

         "Available Interest Commitment" initially means $377,261 and thereafter means such initial amount adjusted from time to time as follows:
(a) downward by an amount that bears the same proportion to such initial amount as the amount of any reduction in the Available Principal Commitment pursuant to the definition of "Available Principal Commitment" bears to the initial Available Principal Commitment; and (b) upward by an amount that bears the same proportion to such initial amount as the amount of any increase in the Available Principal Commitment pursuant to the definition of "Available Principal Commitment" bears to the initial Available Principal Commitment.

         "Available Principal Commitment" initially means $27,000,000 and thereafter means such initial amount adjusted from time to time as follows:
(a) immediately downward by the amount of any termination or reduction of the Available Principal Commitment pursuant to Section 2.03 or Section 2.05; (b) immediately downward by the principal amount of any Variable Rate Bonds purchased by the Corporation pursuant to Section 2.02; and (c) immediately upward by the principal amount of any Variable Rate Bonds theretofore purchased by the Corporation pursuant to Section 2.02, which are delivered for sale pursuant to Section 2.04(b) and the proceeds from which are paid to GE Capital in accordance with the GE Capital Agreement.

         "Business Day" has the meaning set forth in the Authorizing
Documents.

         "Commercial Paper Rate" has the meaning set forth in the Authorizing Documents.

         "Commitment" means the Available Commitment calculated without regard to clauses (b) and (c) of the definition of Available Principal Commitment and the effect thereof on the amount of the Available Interest Commitment.

         "Daily Mode" has the meaning set forth in the Authorizing Documents.

         "Daily Rate" as the meaning set forth in the Authorizing Documents.

         "Default" means any condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

         "Default Rate" means a rate of interest per annum equal to the Prime Rate plus 3%, but shall in no event exceed 15.0%.

         "Early Termination Election" means the election by the Issuer to immediately terminate the facility as a result of a downgrade of the Variable Rate Bonds by Moody's and Standard & Poor's as a result of a decline in the credit rating of the Corporation.

         "Effective Date" means the date of execution and delivery of this Agreement.

         "Event of Default" has the meaning set forth in Section 6.01.

         "Fixed Rate" has the meaning set forth in the Authorizing Documents.

         "Fitch" means Fitch IBCA, Inc.

         "GE Capital" means General Electric Capital Corporation.

         "GE Capital Agreement" means the Standby Loan Agreement, dated as of June 28, 2000, by and between the Corporation and GE Capital.

         "Maximum Rate" shall have the meaning set forth in the Authorizing Documents.

         "Moody's" means Moody's Investors Service, Inc., and its successors.

         "Notice of Purchase" has the meaning specified in Section 2.02.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time as its Prime Rate.

         "Prospectus Supplement" means the Prospectus Supplement relating to this Agreement which supplements the Corporation's Prospectus dated June 21, 2000 included in the Corporation's Registration Statement on Form S-3 (File No. 333-43729) and amendments thereto, filed with the Securities and Exchange Commission.

         "Provider Bonds" means Variable Rate Bonds purchased by the Corporation which have not been sold pursuant to Section 2.04(b).

         "Provider Rate" means the rate of interest per annum set forth in the Provider Bonds and equal to the Prime Rate plus 1% or, if applicable, the Default Rate; provided, however, that such Provider Rate shall not exceed the Maximum Rate.

         "Purchase Date" has the meaning set forth in Section 2.02(d).

         "Purchase Price" has the meaning set forth in Section 2.01.

         "Purchase Period" with respect to the Variable Rate Bonds in the Daily Mode or the Weekly Mode means the period from the Effective Date to and including the earlier of (i) the Scheduled Termination Date (or, if such date is not a Business Day, the Business Day immediately succeeding such date),
(ii) the date on which all Variable Rate Bonds of such series have been paid in full, redeemed or defeased in accordance with the terms of such Variable Rate Bonds, and (iii) the date on which the Commitment is terminated pursuant to Section 2.03; provided, however, that the Purchase Period shall under no circumstances exceed the Commitment Termination Date as defined in the GE Capital Agreement.

         "Related Documents" means the Authorizing Documents (as amended or supplemented from time to time), the Variable Rate Bonds, the Remarketing Agreement and any amendment, substitutions, or modifications thereof and all other agreements, documents, certificates and instruments executed and delivered on or before the Effective Date in connection with the issuance, sale and delivery of the Variable Rate Bonds and the execution and delivery of this Agreement.

         "Remarketing Agent" means Lehman Brothers or any successor with respect to either series of the Variable Rate Bonds.

         "Remarketing Agreement" means the Remarketing Agreement dated June 28, 2000 between the Issuer and the Remarketing Agent and any additional remarketing agreement between the Issuer and any other Remarketing Agent.

         "Scheduled Termination Date" means five years from the Effective Date, provided that the Corporation shall have provided written notice to the Issuer by the fourth anniversary of the Effective Date that it does not intend to renew or extend the facility or, provided further, that the Issuer has not provided the Corporation with notice of an Early Termination Election.

         "Standard & Poor's" means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, and its successors.

         "State" means the State of Louisiana.

         "Term Rate" has the meaning set forth in the Authorizing Documents.

         "Termination Event" has the meaning set forth in Section 6.01.

         "Termination Notice" has the meaning set forth in Section 2.03.

         "Weekly Mode" has the meaning set forth in the Authorizing Documents.

         "Weekly Rate" has the meaning set forth in the Authorizing Documents.

         Section 1.02. Incorporation of Certain Definitions by Reference. Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor in the Authorizing Documents.


                                 ARTICLE II.

                  COMMITMENT TO PURCHASE VARIABLE RATE BONDS

         Section 2.01. Commitment to Purchase Variable Rate Bonds. The Corporation agrees, on the terms and conditions contained in this Agreement, to purchase the Variable Rate Bonds bearing interest at a Weekly Rate or a Daily Rate that are tendered or deemed tendered to the Trustee from time to time pursuant to the Authorizing Documents during the Purchase Period at the purchase price set forth in the Authorizing Documents (the "Purchase Price"). In accordance with Section 2.3 of the GE Capital Agreement, such purchase shall be made from Corporation moneys or moneys made available by GE Capital to the Corporation under the GE Capital Agreement. In the event such moneys come from those moneys available under the GE Capital Agreement, the Corporation shall take the necessary steps to obtain such moneys in accordance with the GE Capital Agreement. The aggregate principal amount of the Variable Rate Bonds purchased by the Corporation on any Purchase Date shall not exceed the Available Principal Commitment on such date and the aggregate amount of the Purchase Price comprising interest on Variable Rate Bonds purchased by the Corporation on any Purchase Date shall not exceed the lesser of (1) the Available Interest Commitment and (2) the actual amount of interest accrued and unpaid on such Variable Rate Bonds to but excluding such date. The Corporation agrees that in no event shall amounts paid by it in respect of the Purchase Price be paid from funds or property of the Issuer. The parties hereto acknowledge that the obligation of the Corporation hereunder to purchase Variable Rate Bonds bearing interest at a Daily Rate or a Weekly Rate pursuant and subject to the terms and conditions of this Agreement is irrevocable and that the Corporation shall become a Bondholder under the Authorizing Documents of each Variable Rate Bond purchased under this Agreement and that the Corporation, as such Bondholder, shall be entitled, as the holder of Variable Rate Bonds bearing interest at the Provider Rate, to all rights and remedies granted to Bondholders of Variable Rate Bonds under the Authorizing Documents. From and after the Effective Date, the obligation of the Corporation to purchase Variable Rate Bonds bearing interest at a Daily Rate or a Weekly Rate pursuant to this Agreement shall run to the benefit of those beneficiaries identified in Section 7.09. Variable Rate Bonds purchased by the Corporation shall be delivered by the Trustee to the Corporation in certificated form.

         Section 2.02. Method of Purchasing. (a) Pursuant to the Authorizing Documents and Section 2.02(b) herein, the Trustee will give notice to the Corporation if Variable Rate Bonds bearing interest at a Daily Rate or a Weekly Rate are to be purchased by the Corporation in accordance with the terms of this Agreement and the Authorizing Documents.

           (b) If by 11:30 a.m. or as soon thereafter as practicable (New York City time) on any Business Day during the Purchase Period the Corporation receives a notice of purchase from the Trustee substantially in the form of
Exhibit 1 hereto (any such notice to be referred to as a "Notice of Purchase") and in the manner contemplated by Section 7.01, the Corporation (i) will immediately provide notice of such Notice of Purchase to GE Capital that a borrowing will occur under the GE Capital Agreement and (ii) will pay, unless it determines that any applicable condition specified in Section 3.02 below is not satisfied, not later than 2:30 p.m. (New York City time) on the Purchase Date to the Trustee, in funds to be available as specified in such Notice of Purchase, an amount equal to the aggregate Purchase Price.

           (c) The Corporation shall not have any responsibility for, or incur any liability in respect of, any act, or any failure to act, by the Trustee which results in the failure of the Trustee (x) to credit the appropriate account with funds made available by the Corporation pursuant to this Section or (y) to effect the purchase for the account of the Corporation of Variable Rate Bonds with such funds pursuant to this Section.

           (d) The "Purchase Date" for any purchase of Variable Rate Bonds shall be the date specified in the Notice of Purchase; provided that in no event shall the Purchase Date be (i) on the same day the Notice of Purchase is received if the Notice of Purchase is received by the Corporation later than 11:30 a.m. (New York City time) or (ii) after the last day of the Purchase Period.

         Section 2.03. Termination of Commitment. If at any time (i) a Termination Event shall have occurred and be continuing, the Corporation may deliver a notice (a "Termination Notice") regarding the termination of the Commitment substantially in the form of Exhibit 2 hereto to the Trustee, the Issuer and each Remarketing Agent at the addresses set forth in Exhibit 3 hereto (or such other addresses as may be specified by such Persons for such purpose in writing to the Corporation), or (ii) the Issuer shall have delivered notice to the Corporation, the Trustee and each Remarketing Agents at the addresses set forth in Exhibit 3 hereto of an Early Termination Election, the Commitment shall terminate, effective at the close of business on the 30th day following the date of receipt of such notice by the Trustee, or if such day is not a Business Day, the next succeeding Business Day.

         Section 2.04. Sale of Variable Rate Bonds.


           (a) Remarketing Notices. Prior to 12:00 noon (New York City time) on any Business Day on which the Corporation holds Variable Rate Bonds purchased pursuant to this Agreement, the Remarketing Agent may deliver a notice (a "Remarketing Notice") to the Corporation, the Trustee and the Issuer stating that it has located a purchaser (the "Purchaser") for some or all of such Variable Rate Bonds and that such Purchaser desires to purchase on such Business Day such Variable Rate Bonds at the Purchase Price.

           (b) Sale of Purchased Variable Rate Bonds. Upon receipt of a Remarketing Notice in accordance with subsection (a), the Corporation shall direct the Trustee to deliver those Variable Rate Bonds held in the account of the Corporation being remarketed by the Remarketing Agent against payment for such Variable Rate Bonds in an amount equal to the Purchase Price plus interest accrued and unpaid.

           (c) Right to Sell Bonds. The Corporation expressly reserves the right to sell, at any time to institutional investors, Provider Bonds purchased by it pursuant to this Agreement provided that any such purchaser, including any purchase by GE Capital pursuant to the terms of the GE Capital Agreement, acknowledges in writing that (i) its purchase pursuant to this
Section 2.04(c) is subject to the provisions of Sections 2.04(a) and (b) hereof, (ii) the Moody's VMIG-1 rating and the Standard & Poor's AAA/A-1+ rating shall no longer be applicable and (iii) it shall not be entitled to the benefits of tender and purchase under Sections 2.01 and 2.02 of this Agreement.

           (d) Sale Without Recourse. Any sale of a Variable Rate Bond or portion thereof shall be without recourse to the seller and without representation or warranty of any kind except as may be required by law.

         Section 2.05. Reduction of Available Commitment. Upon any Variable Rate Bond ceasing to be outstanding pursuant to the Authorizing Documents or upon conversion to a Commercial Paper Rate, a Term Rate or a Fixed Rate of all or any portion of the principal amount of the Variable Rate Bonds, the aggregate Available Principal Commitment shall automatically be terminated by an amount equal to the principal amount of such Variable Rate Bonds.


                                 ARTICLE III.

                                  CONDITIONS

         Section 3.01. Conditions to Effectiveness. This Agreement shall not become effective until each of the following conditions has been satisfied:

           (a) receipt by the Corporation of an opinion of counsel for the Trustee, dated the Effective Date, covering the matters represented or warranted in Sections 4.01, 4.02 and 4.03 hereof;

           (b) receipt by the Trustee, of an opinion of counsel for the Corporation, dated the Effective Date, covering the matters represented or warranted in Sections 4.04, 4.05, 4.06 and 4.07 hereof; the receipt by the Corporation of an opinion of counsel to the Issuer in form and substance acceptable to the Corporation;

           (c) reliance letters or opinions shall have been addressed and delivered to the Corporation with respect to the legal opinions delivered in connection with the execution of this Agreement and the issuance, sale and delivery of the Variable Rate Bonds;

           (d) receipt by the Corporation of a certificate from an Authorized Representative of the Trustee to the effect that, as of the Effective Date, to the Trustee's best knowledge, no "event of default" exists under the Authorizing Documents nor does any event exist which might become an event of default with the passage of time or giving of notice or both;

           (e) Financial Guaranty Insurance Company shall have issued a policy of municipal bond insurance guaranteeing payment of the full amount of principal of and interest on the Variable Rate Bonds in accordance with Financial Guaranty Insurance Company's revised Commitment Letter dated March 10, 2000, relating to such policy; and

           (f) receipt of the executed GE Capital Agreement and opinions related thereto.

         On the Effective Date, the Corporation shall deliver its certificate stating that this Agreement has become effective and that the conditions precedent thereto have been satisfied.

         Section 3.02. Conditions to Purchase.

           (a) The obligation of the Corporation to purchase Variable Rate Bonds hereunder on any Purchase Date is subject to receipt by the Corporation of a Notice of Purchase as required by Section 2.02;

           (b) The Corporation shall not be required to purchase Variable Rate Bonds beneficially held (or held in certificate form) by or for the account of or on behalf of the Issuer or any affiliate of the Issuer; and

           (c) To the extent Variable Rate Bonds are certificated, the Trustee shall hold, in trust for the Corporation, Variable Rate Bonds purchased by the Corporation hereunder, regardless of whether such bonds have been purchased by another entity in accordance with 2.04(c); the Trustee shall register such Variable Rate Bonds purchased by the Corporation in the name of the Corporation or in such other name or names as the Corporation may direct.

         The Corporation shall be obligated to purchase those Variable Rate Bonds, and only such Variable Rate Bonds, that are not beneficially held (or held in certificate form) by or for the account of or on behalf of the Issuer or any affiliate of the Issuer. The Corporation shall notify the Paying Agent, the Trustee and the Issuer by telephone no later than 1:30 p.m. on any Purchase Date in the event any of the conditions set forth in this section are not met.



                                 ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES

         The Trustee represents and warrants that, as of the date on which this Agreement is executed:

         Section 4.01. Existence. The Trustee is a state banking corporation having banking and trust powers, with full right and power to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is a party.

         Section 4.02. Authorization; Contravention. The execution, delivery and performance by the Trustee of this Agreement are within the Trustee's powers, have been duly authorized by all necessary action and require no further action by or in respect of, or filing with, any governmental body, agency or official having jurisdiction over the trust powers of the Trustee.

         Section 4.03. Binding Effect. This Agreement constitutes a valid, binding and enforceable agreement of the Trustee, subject to bankruptcy, insolvency, reorganization, arrangement and other applicable laws relating to or affecting creditors' rights generally, to the exercise of judicial discretion in appropriate cases and to the application of equitable principles.

         The Corporation represents and warrants that, as of the date on which this Agreement is executed:

         Section 4.04. Corporate Existence. The Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

         Section 4.05. Authorization; Binding Effect. This Agreement and the GE Capital Agreement each has been duly executed and delivered by the Corporation pursuant to due authorization and each of this Agreement and the GE Capital Agreement constitutes a valid and binding agreement of the Corporation and GE Capital, respectively, enforceable against the Corporation and GE Capital, respectively, in accordance with its terms, except as (x) limited by insolvency, reorganization, receivership, conservatorship, liquidation, moratorium or other similar laws affecting the enforcement of creditors' rights generally as such laws would apply in the event of the insolvency, reorganization, receivership, conservatorship or liquidation of, or other similar occurrence with respect to, the Corporation or GE Capital, respectively, or in the event of any moratorium or similar occurrence affecting the Corporation or GE Capital, respectively, and (y) limited by equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         Section 4.06. Contravention; No Default. The execution and delivery by the Corporation of, and the performance by the Corporation of its obligations under, this Agreement and the GE Capital Agreement will not contravene any provision of applicable law or the Certificate of Incorporation or By-laws, each as amended, of the Corporation or any material agreement or other instrument binding upon the Corporation, and no consent, approval or authorization of any governmental body or agency (which has not been obtained) is required for the performance by the Corporation of its obligations under this Agreement or the GE Capital Agreement.

         Section 4.07. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Corporation threatened against, the Corporation or GE Capital before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the financial position or results of operations of the Corporation or which in any manner draws into question the validity or enforceability of this Agreement or the GE Capital Agreement or the Corporation's ability to perform under this Agreement.


                                  ARTICLE V.

                                   COVENANTS

         Section 5.01. No Amendment of GE Capital Agreement Without Consent of Issuer and Trustee. Without the prior written consent of the Trustee and the Issuer, the Corporation will not agree or consent to any amendment, supplement or modification of the GE Capital Agreement, nor waive any provision thereof, nor shall the Corporation reduce, or agree to the reduction of, any amount it may borrow thereunder to an amount lower than the Available Commitment hereunder. The Corporation hereby repeats, for the benefit of the Trustee, the Issuer and the holders of the Variable Rate Bonds, the covenants set forth in
Section 6.1 of the GE Capital Agreement, which covenants, as well as the related defined terms contained therein, are hereby incorporated by reference with the same effect as if each and every such covenant and defined term were set forth herein in its entirety.

         Section 5.02. Other Liquidity Facilities. The Corporation agrees not to enter into another standby bond purchase agreement or other similar form of liquidity facility in support of the tender feature of adjustable rate bonds, unless such bonds are rated by either Moody's or Standard & Poor's (or any successor thereto) in their highest short-term and long-term rating categories after giving effect to such other agreement or liquidity facility in support of the tender feature of adjustable rate bonds.

         Section 5.03. Disclosure. The Corporation hereby agrees to (i) provide the Issuer with any disclosure information which the Issuer may reasonably request relating to the Corporation for inclusion in the final Official Statement, including any prospectus or prospectus supplement for the initial offering, or any reoffering circular relating to the Variable Rate Bonds, and (ii) shall promptly provide to the Remarketing Agent any documents, including any prospectus or prospectus supplements, as may, in the opinion of Brown & Wood LLP or other special securities counsel acceptable to the Remarketing Agent and the Issuer, be required for the remarketing of the Variable Rate Bonds.


                                 ARTICLE VI.

                                   DEFAULTS

         Section 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

           (a) nonpayment of any amount with respect to the Variable Rate Bonds or of any commitment fees payable to the Corporation as set forth in this Agreement or the Payment Agreement when due;

           (b) nonpayment of any other fees, or any other amount, when due as set forth in this Agreement, if such failure to pay when due shall continue for 3 Business Days;

           (c) the failure by the Issuer to have at all times a Remarketing Agent performing the duties thereof contemplated by the Authorizing Documents;

           (d) the breach by the Issuer of any covenant or agreement in this Agreement or the Purchase Agreement which is not remedied within 90 days after written notice thereof shall have been received by the Issuer from the Corporation;

           (e) the occurrence and continuation of any default by the Issuer in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness (including the Variable Rate Bonds) issued, assumed or guaranteed by the Issuer, which under the General Resolution is senior to, or on parity with, the Variable Rate Bonds;

           (f) the Issuer files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

           (g) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Issuer insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Issuer, or approving a petition filed against the Issuer seeking reorganization of the Issuer under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

           (h) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Issuer and such custody or control shall not be terminated within (60) days from the date of assumption of such custody or control;

           (i) any event of default shall have occurred under the General Bond Resolution or the Authorizing Documents; provided, however, that the late delivery of financials or other reporting materials shall in not solely result in a default under this Section 6.01(i) as long as said materials are delivered within 180 days of the applicable due date;

           (j) the State shall take any action impairing the power of the Issuer to comply with the General Bond Resolution or the Authorizing Documents or impairing any right or remedy of Corporation or Bondholders; or

           (k) any material provision of this Agreement, the Authorizing Documents or the Variable Rate Bonds shall cease for any reason whatsoever to be a valid and binding agreement of the Issuer or the Issuer shall contest the validity or enforceability thereof.

then, and in every such event (each such event is herein called a "Termination Event"), (i) the interest rate payable on Provider Bonds shall increase to the Default Rate, (ii) the Corporation may terminate the Corporation's obligation to purchase Variable Rate Bonds bearing interest at a Daily Rate or a Weekly Rate pursuant to this Agreement as provided in Section 2.03; provided that an Event of Default shall not affect the obligation of the Corporation to purchase Variable Rate Bonds in accordance with the provisions of this Agreement prior to the close of business on the date on which such obligation terminates pursuant to Section 2.03 and (iii) the Corporation may declare any amounts due under the Payment Agreement to be immediately due and payable.

                                 ARTICLE VII.

                                 MISCELLANEOUS

         Section 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including fax or similar writing) and shall be given to such party at its address or facsimile number set forth on Exhibit 3 hereof or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Corporation under Sections 2.02 and 2.04 shall not be effective until received and that notices under Sections 2.02 and 2.04 may also be given by telephone to the Corporation at the telephone numbers listed on Exhibit 3 (or such other telephone number as may be designated by the Corporation, by written notice to the Trustee and the Remarketing Agent, to receive such notice), immediately confirmed in writing or by facsimile.

         Section 7.02. No Waivers.

           (a) The obligations of the parties hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the Variable Rate Bonds or any other Related Document) except as set forth herein. The rights of the Corporation hereunder are separate from and in addition to any rights that any holder of any Variable Rate Bond may have under the terms of such Variable Rate Bond or any Related Document or otherwise.

           (b) No failure or delay by the Corporation in exercising any right, power or privilege hereunder or under the Variable Rate Bonds shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No failure or delay by the Corporation in exercising any right, power or privilege under or in respect of the Variable Rate Bonds or any other Related Document shall affect the rights, powers or privileges of the Corporation hereunder or shall operate as a limitation or waiver thereof.

         Section 7.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Trustee and the Corporation and consented to in writing by the Issuer. The Trustee will notify Moody's and Standard & Poor's of any amendment to this Agreement, each of which must confirm to the Trustee prior to such amendment or waiver becoming effective that such amendment or waiver shall not result in a change in the rating initially received from Moody's and Standard & Poor's.

         Section 7.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the other party and the Issuer except to any successor Trustee pursuant to the terms of the Authorizing Documents. The Trustee shall notify Moody's and Standard & Poor's in writing of any assignment or transfer, each of which must confirm to the Trustee that prior to such assignment or waiver becoming effective such assignment or transfer shall not result in a change in the rating received from Moody's and Standard & Poor's immediately preceding such assignment or transfer.

         Section 7.05. Term of this Agreement. The term of this Agreement shall be until the expiration of the Purchase Period.

         Section 7.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State.

         Section 7.07. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         Section 7.08 Trustee May Act through Agents and Appoint Co-Trustees. The Trustee may execute any of the powers hereof and perform any duties hereunder either directly or by or through its agents or attorneys. The Trustee may delegate to a co-Trustee or co-Trustees such power, rights, duties and responsibilities as they may deem necessary or desirable in order to permit the Trustee to lawfully execute and perform the duties set forth in this Agreement.

         Section 7.09. Beneficiaries. This Agreement is made by the Corporation with the Trustee for the express benefit of the holders of the Variable Rate Bonds, the Trustee and the Issuer. Nothing contained herein, express or implied, is intended to give any person other than the Corporation, the Trustee, the Issuer and the holders of the Variable Rate Bonds any right, remedy, or claim hereunder or by reason hereof. Any agreement or covenant required herein to be performed by or on behalf of the Corporation shall be for the sole and exclusive benefit of the Trustee, the Issuer and the holders of the Variable Rate Bonds. Prior to the Scheduled Termination Date and provided that the Commitment hereunder has not terminated pursuant to the provisions of Sections 2.03 and 6.01 hereof, the Corporation agrees that it will not assert any act or failure to act by the Issuer, including without limitation (A) the commencement of a bankruptcy or similar case by or against the Issuer, (B) the unenforceability or nonpayment of the Provider Rate in any such case, (C) the unenforceability of the Payment Agreement, or (D) any default under any Related Document or Event of Default as a defense to its obligations hereunder, and that this Agreement shall survive (A) the commencement of a bankruptcy or similar case by or against the Issuer, (B) the unenforceability or nonpayment of the Provider Rate in any such case, (C) the unenforceability of the Payment Agreement among the Issuer, the Trustee and the Corporation in any such case, or (D) any default under any Related Document or Event of Default. The Corporation agrees that, so long as this Agreement is in effect and has not terminated, the Trustee, the holders of the Variable Rate Bonds and the Issuer are express beneficiaries of this Agreement and, as such, any holder of a Variable Rate Bond and the Issuer on behalf of any such holder shall have the right to bring suit against the Corporation to enforce this Agreement should the Corporation fail to perform any of its obligations hereunder.

         Section 7.10. Capacity of Trustee. The Trustee is entering into this Agreement solely in its capacity as Trustee under the Authorizing Documents and the duties, powers, rights and liabilities of the Trustee in acting hereunder as Trustee and shall be subject to the provisions of the Authorizing Documents.

         IN WITNESS WHEREOF, the parties hereto have caused this Standby Bond Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  THE BANK OF NEW YORK
                                  as Trustee


                                  By:_________________________________
                                  Title:_______________________________


                                  Copies to:



                                  FGIC SECURITIES PURCHASE, INC.


                                   By_______________________________
                                   Title:  Vice President

                                   EXHIBIT 1

                          [LETTERHEAD OF THE TRUSTEE]



                              NOTICE OF PURCHASE

                                          [Date]

FGIC Securities Purchase, Inc.
115 Broadway
New York, New York 10006
Attention:__________________________

         Re: $27,000,000 Board of Supervisors of Louisiana State University and Agricultural and Mechanical College
               Auxiliary Revenue Bonds, Series 2000


Dear Ladies and Gentlemen:

         Reference is made to the Standby Bond Purchase Agreement dated as of June 28, 2000 (the "Agreement") between The Bank of New York and FGIC Securities Purchase, Inc. Capitalized terms used herein shall have the meanings given to them in or by reference to the Agreement.

         Pursuant to Section 2.02(a) of the Agreement, we hereby give you notice that due to the unavailability of remarketing proceeds on the Purchase Date (hereinafter defined) or the occurrence of such other applicable event
described the Authorizing Documents, $       aggregate principal amount of the
above-mentioned Variable Rate Bonds are to be purchased by you on ____________ ________, (the "Purchase Date") pursuant to Section 2.02 of the Agreement. The aggregate Purchase Price of such Variable Rate Bonds is __________ dollars ($________). Of such aggregate Purchase Price, __________ dollars ($______) comprises principal of such Variable Rate Bonds and _________ dollars ($______) comprises interest accrued on such Variable Rate Bonds to but excluding the Purchase Date. The Variable Rate Bonds referred to herein bear interest at a Daily Rate or a Weekly Rate and have not been defeased.

         The Purchase Price should be provided in immediately available funds on the Purchase Date at the time specified in the Agreement and wire instructions for payment of the aggregate Purchase Price are attached hereto.

                             Very truly yours,

                             THE BANK OF NEW YORK
                              as Trustee


                             By:______________________________
                             Name:
                             Title:

                                   EXHIBIT 2



                          [LETTERHEAD OF CORPORATION]

                              TERMINATION NOTICE





         Re: $27,000,000 Board of Supervisors of Louisiana State University and Agricultural and Mechanical College Auxiliary Revenue Bonds, Series 2000


Dear Ladies and Gentlemen:

         Reference is made to the Standby Bond Purchase Agreement dated as of June 28, 2000 (the "Agreement") between The Bank of New York and FGIC Securities Purchase, Inc. Capitalized terms used herein shall have the meanings given to them in or by reference to the Agreement.

         We hereby give you notice that a Termination Event [identify the event] has occurred and is continuing. Pursuant to Section 2.03 of the Agreement, the Commitment shall terminate, effective at the close of business on the date which is the 30th day following the date of receipt of this Termination Notice, or if such day is not a Business Day, the next succeeding Business Day.

         Please be advised that a Notice of Purchase may not be delivered following the effective date of the termination of the Commitment.

                                  Very truly yours,

                                  FGIC SECURITIES PURCHASE, INC.



                                   By: __________________________
                                         Name:
                                         Title:

         EXHIBIT 3


NOTICE ADDRESSES
----------------



FGIC SECURITIES PURCHASE, INC.
115 Broadway
New York, New York  10006
Attention: President
Copy: Senior counsel, Public Finance
Fax Number:  (212) 312-3093
Telephone Number: (212) 312-3000

                                                                  EXHIBIT 4

                        P A Y M E N T  A G R E E M E N T
                       ---------------------------------


         AGREEMENT (the "Agreement") dated as of June 28, 2000, among the Board of Supervisors of the Louisiana State University and Agricultural and Mechanical College (the "Issuer"), The Bank of New York, as trustee (the "Trustee") and FGIC SECURITIES PURCHASE, INC., a Delaware corporation (the "Corporation").

         WHEREAS, the Issuer has issued simultaneously herewith $27,000,000 aggregate principal amount of its Auxiliary Revenue Bonds, Series 2000 (herein collectively called the "Variable Rate Bonds") pursuant to Sections 2181 through 2193 and 3351(A)(4) of Title 17 (La. R.S. 17:2181 through 2193 and 17:3351(A)(4)), Chapters 13, 13-A and 14-A of Title 39 of the Louisiana Revised Statutes of 1950, as amended, and Article VII, Section 6(C) of the Constitution of the State of Louisiana of 1974 (collectively, the "Act"), and issued under the Issuer's Sixth Supplemental Resolution adopted April 14, 2000 supplementing the General Bond Resolution adopted on June 17, 1994, as amended to the date hereof (collectively, the "Authorizing Documents");

         WHEREAS, the Authorizing Documents provide that the holders of the Variable Rate Bonds bearing interest at a Daily Rate, a Weekly Rate, a Commercial Paper Rate or a Term Rate shall have the option, upon the satisfaction of certain conditions, to tender such Variable Rate Bonds to the Trustee for purchase, upon notice to the Trustee as provided for in the Authorizing Documents and, under certain circumstances, may be required to tender such Variable Rate Bonds for purchase thereof in accordance with the terms of the Authorizing Documents; and

         WHEREAS, the Corporation has agreed to purchase such tendered Variable Rate Bonds bearing interest at Daily Rate or a Weekly Rate pursuant to the terms of a Standby Bond Purchase Agreement dated as of June 28, 2000 (the "Standby Bond Purchase Agreement") between the Corporation and the Trustee;

         NOW, THEREFORE, as consideration for the issuance by the Corporation of the Standby Bond Purchase Agreement and the Corporation's assumption of the liabilities and undertakings of the Corporation thereunder, the parties hereto agree as follows (hereinafter, all capitalized terms not otherwise defined herein shall have the same meanings set forth in the Standby Bond Purchase Agreement or in the Authorizing Documents, wherever such terms appear):

         1. Fees. (a) The Issuer shall pay to the Corporation a fee at the rate of 0.20% of the Available Commitment. Such fee shall be payable on the Effective Date; provided, however, that in the event of an Early Termination Election, the Corporation shall return to the Issuer the pro rated portion of the fee attributable to the period between the date 30 days after notice of the Early Termination Election is given to the Corporation and the Scheduled Termination Date.

           (b) Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

         2. General Provisions as to Payments. Notwithstanding any provision contained in the Variable Rate Bonds, any Related Document, or any other instrument, so long as any of the Variable Rate Bonds are owned by the Corporation under the Standby Bond Purchase Agreement, the Trustee on behalf of the Issuer shall cause each payment of principal of and interest on such Variable Rate Bonds to be paid not later than 2:00 p.m., New York City time on the date when due in immediately available funds, to the account of the Corporation at Bankers Trust Company, New York, New York, A/C No. 50256143. Commitment fees due to the Corporation pursuant to Section 1 hereof shall be paid by the Issuer not later than 2:00 p.m., New York City time on the date when due in immediately available funds, or on the prior day in next day funds, to the account of the Corporation.

         3. Expenses. The Issuer shall pay all reasonable out-of-pocket Corporation expenses, including (i) fees and disbursements of counsel for the Corporation (as set forth in the revised Commitment Letter dated March 10, 2000 from the Corporation to the Issuer, such fees and disbursements equal to $20,000) and counsel for the Trustee in connection with the preparation and review of the Standby Bond Purchase Agreement, this Agreement, initial Securities and Exchange Commission filings (the filing fee shall be attributable to the aggregate amount of the Obligations, such filing fee not to exceed 1/29th of one percent of the Available Commitment), the Official Statement and the Related Documents, (ii) fees and disbursements of KPMG LLP, accountants to the Corporation and GE Capital, such fees and disbursements equal to $4,000 (iii) in connection with any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any default or alleged default hereunder or thereunder and (iv) if an Event of Default occurs under the Standby Bond Purchase Agreement, reasonable out-of-pocket expenses incurred by the Corporation and the Trustee, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

         4. Indemnification. To the extent permitted by law, the Issuer hereby indemnifies and holds harmless the Corporation from and against the cost of defending any and all third party claims and all costs, losses, expenses, fines, penalties and all other liabilities whatsoever that the Corporation may incur (or may be claimed against the Corporation by any person whatsoever) by reason of any untrue statement or alleged untrue statement relating to the Issuer of any material fact contained or incorporated by reference in the Official Statement, or supplements thereto, relating to the Variable Rate Bonds, or the omission or alleged omission to state therein a material fact relating to the Issuer necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading (excluding any materials expressly provided for inclusion therein by the Corporation or Financial Guaranty Insurance Company); provided that the Issuer shall not be required to indemnify the Corporation for any costs of defending third party claims or liabilities to the extent, but only to the extent, such claims or liabilities arise due to the willful misconduct or negligence of the Corporation or are attributable to information concerning the Corporation or Financial Guaranty Insurance Company provided by them expressly for use in the Official Statement, or supplements thereto or to the information contained in or omitted from the Corporation's Prospectus, Prospectus Supplement or Registration Statement. The Corporation will promptly notify the Issuer upon becoming aware of any claims or liabilities giving rise to a right to indemnification hereunder and will cooperate with the Issuer in the defense of such claims or liabilities. Nothing in this Section is intended to limit the Issuer's obligations contained in other parts of this Agreement. The Issuer will not refer to the Corporation in any materials used in marketing the Variable Rate Bonds without the prior written consent of the Corporation.

         5. Term of the Standby Bond Purchase Agreement. As further provided in the Standby Bond Purchase Agreement, the term of the Standby Bond Purchase Agreement shall be until the termination of the Purchase Period. Any termination by the Corporation or by the Trustee shall be subject to the Issuer's payment in full of all sums due pursuant to this Agreement and, notwithstanding a termination of the Standby Bond Purchase Agreement by either the Corporation or the Trustee, the provisions of Section 4 shall survive such termination and shall remain in full force and effect.

         6. Issuer Representations and Warranties. The Issuer represents and warrants that, as of the date on which this Agreement is executed:

           (a) Existence. The Issuer is validly existing as a public constitutional corporation of the State of Louisiana, with full right and power to issue, execute, deliver and perform its obligations under this Agreement and each Related Document.

           (b) Authorization; Contravention. The execution, delivery and performance by the Issuer of this Agreement and each Related Document to which the Issuer is a party are within the Issuer's powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official by the Issuer and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer except as set forth in the Authorizing Documents or result in the creation or imposition of any lien or encumbrance on any asset of the Issuer except for liens in favor of the Trustee as contemplated by the Authorizing Documents.

           (c) Binding Effect. This Agreement and each Related Document to which it is a party constitute a valid, binding and enforceable agreement of the Issuer, subject to applicable laws (and equitable principles) affecting creditor's rights generally.

           (d) No Default. The Issuer is not, in any material respect, in breach of or default under its charter or other similar documents, or any applicable law or administrative regulation of the State or of the United States, relating, in each case, to the issuance of debt securities by it, or any applicable material judgment, decree, loan agreement, note, resolution, ordinance, agreement or other instrument to which it is a party or is otherwise subject. Late delivery of financials or other reporting materials shall in no event be deemed material for purposes of this Section as long as said materials are delivered within 180 days of the applicable due date.

           (e) Litigation. Except as disclosed in the Official Statement with respect to the Variable Rate Bonds, there is no action, suit or proceeding pending against, or to the knowledge of the Issuer threatened against or affecting, the Issuer before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the financial position or results of operations of the Issuer or which in any manner draws into question the validity or enforceability of this Agreement or any Related Document.

         7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Louisiana. Concurrently with the execution and delivery hereof, the Issuer shall deliver an opinion of its counsel, addressed to, and in form and substance acceptable to, the Corporation, as to the power, authority and valid and binding effect of this Agreement upon the Issuer, and shall cause the Issuer to deliver an opinion of its counsel, in form and substance acceptable to, the Corporation, substantially in the form attached as Exhibit A-1.

         8. Covenants. The Issuer agrees that so long as the Corporation has a Commitment hereunder or any amount payable hereunder or under any Variable Rate Bond purchased by the Corporation pursuant to this Agreement remains unpaid:

           (a) Information. The Issuer will deliver to the Corporation as soon as possible and in any event within 210 days after the end of each Fiscal Year of the Issuer a balance sheet of the Issuer as of the end of such Fiscal Year and the related statements of revenue and expense, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified as to the fairness of presentation, generally accepted accounting principles and consistency by the Legislative Auditor for the State of Louisiana.


           (b) No Amendment Without Consent of the Corporation. Without the prior written consent of the Corporation, the Issuer will not agree or consent to any amendment, or modification of any Related Document, nor waive any provision thereof; provided, however, that the Issuer may agree or consent to amendments to the Variable Rate Bonds and the Authorizing Documents to the extent that (i) such amendments are permitted under the Authorizing Documents without the consent of Bondholders or the Liquidity Provider (as such terms are defined therein), and (ii) such amendments do not materially adversely affect the Corporation or the performance of this Agreement and the Standby Bond Purchase Agreement, and may agree or consent to amendments to any Related Document to the extent such amendments do not materially adversely affect the Corporation or the performance of this Agreement and the Standby Bond Purchase Agreement; provided, however, that nothing in this provision shall limit the adoption of supplements that solely relate to the issuance of additional bonds.

           (c) Maintenance of Remarketing Agent. The Issuer will at all times have a Remarketing Agent performing the duties thereof contemplated by the Authorizing Documents.

         9. Disclosure. The Corporation hereby agrees to (i) provide the Issuer with any disclosure information which the Issuer may reasonably request relating to the Corporation for inclusion in the Official Statement, including any prospectus or prospectus supplement for the initial offering, or any reoffering circular relating to the Variable Rate Bonds, and (ii) promptly provide to the Remarketing Agent any documents, including any prospectus or prospectus supplements, as may, in the opinion of Brown & Wood LLP or other special securities counsel acceptable to the Remarketing Agent and the Issuer, be required for the remarketing of the Variable Rate Bonds.

         10. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             BOARD OF SUPERVISORS OF LOUISIANA STATE
                             UNIVERSITY AND AGRICULTURAL AND MECHANICAL
                             COLLEGE



                             By:__________________________________
                             Title:_________________________________



                             THE BANK OF NEW YORK
                             as Trustee


                             By:_________________________________
                             Title:_______________________________



                             FGIC SECURITIES PURCHASE, INC.

                             By_______________________________
                             Title: Vice President

                                                               EXHIBIT A-1


OPINION OF COUNSEL FOR THE ISSUER